EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-263214 and 333-203311) of Solitron Devices, Inc. of our report dated May 28, 2026, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Solitron Devices Inc. for the year ended February 28, 2026.

/s/ Whitley Penn LLP

Dallas, Texas

May 28, 2026